EXHIBIT 99.1


NATIONAL COAL CORP. SIGNS LETTER OF INTENT TO PURCHASE WEST VIRGINIA MINE FOR $60 MILLION
Monday November 20, 2006

KNOXVILLE, Tenn. --National Coal Corp. (Nasdaq: NCOC) today announces its wholly-owned subsidiary, National Coal Corporation, has signed a non-binding letter of intent to acquire a surface mining operation from an undisclosed private seller for approximately $60 million and the assumption of certain liabilities.

If completed, this proposed acquisition will significantly increase the size of National Coal's production and, moving forward, is expected to be accretive to earnings and significantly boost National Coal's operating results. The properties to be acquired are located in West Virginia and encompass approximately 18 million tons of reserves on about 4,000 acres. The operations include a coal load-out facility as well as all operating equipment.

"It is a surface  mine that has been well  managed  and  boasts  low  production costs, no legacy liabilities, and high quality coal reserves. It also has maintained excellent relationships with its work force and customer base," said Daniel Roling, CEO of National Coal. "This is precisely the kind of mining operation we have been seeking to enhance National Coal's future growth. If consummated, we fully expect this acquisition to provide a meaningful contribution going forward."

The transaction is subject to a number of conditions, including, but not limited to, the negotiation and execution of a definitive acquisition agreement, completion by National Coal of its due diligence of the assets and properties to be acquired, National Coal obtaining financing to consummate the acquisition, approval of the transactions by the boards of directors of National Coal and the seller, and receipt of required third party consents and approvals, including consents of National Coal's senior secured lender and bond holders. Accordingly, there can be no assurance that the acquisition will be completed.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky. Currently, National Coal employs more than 250 people and produces coal from five mines in Tennessee and three mines in Kentucky. National Coal sells steam coal to electric utilities in the Southeastern United States. For more information, visit WWW.NATIONALCOAL.COM.

Information About Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include the closing of the acquisition transaction. Factors which could cause actual results to differ materially from these forward-looking statements include failure or difficulty in obtaining third party approvals, our ability to complete the acquisition transaction in a timely manner and the inability to raise the capital necessary to pay the purchase price. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:
National Coal Corp., Knoxville
Christine Pietryla, 865-690-6900, ext. 150